Exhibit 23.3

December 29, 2022

To:	IMMRSIV Inc.

1004, Toa Payoh North, #04-12

318995 Singapore

Dear Sir/Madam,

We hereby consent to the references to our firm’s name with respect to the section in relation to Singapore law under the heading “Enforceability of Civil Liabilities” in the Registration Statement only for purposes of the public filing with SEC on 29 December 2022. We also consent to the filing of our legal opinion with respect to certain legal matters as to Singapore law and this consent letter with the SEC as Exhibit 99.2 and Exhibit 23.3, respectively), to the Registration Statement only for purposes of the public filing with SEC on 29 December 2022.

Yours sincerely,

/s/ CNPLaw LLP
CNPLaw LLP